Global Warming Solutions, Inc.

28751 Rancho California Rd. Suite 100
Temecula, CA. 92590
inquiries@gwsogroup.com

April 30, 2021

Mr. Yuri Abramov
Har Hatzofim 24/4
Holon, Israel 58492

RE: CONFIDENTIAL LETTER OF INTENT

Mr. Abramov,

The purpose of this Letter of Intent ("Letter") is to set forth certain non-binding understandings and certain binding commitments between Global Warming Solutions, Inc. ("Licensee") and Yuri Abramov ("Licensor") owner of patented (including all related patent family members), technologies and related information ("Intellectual Property"), with respect to a proposed collaboration in which Licensee, and/or its affiliate, will license all the Intellectual Property of Licensor. For purposes of this Letter, Licensor and Licensee are sometimes collectively referred to as "Parties" and individually as a "Party."

The terms of the license, including a listing and description of the Intellectual Property will be more particularly set forth in one or more definitive agreements (collectively "Definitive Agreements") to be mutually agreed upon by the Parties. This Letter outlines the proposed transaction based on the understanding of the Parties.

The provisions shall be included in the Definitive Agreements, but in all instances shall be subject to and contingent upon the Parties reaching agreement on the Definitive Agreements and the terms and conditions set forth in the Definitive Agreements. The Parties expressly state their intention that this

Letter as a whole, do not and shall not constitute a legal and binding obligation, contract, or agreement between any of the Parties, are not intended to be an extensive summary of all the terms and conditions of the proposed license or the Definitive Agreements.

The Parties do, however, expressly intend that paragraphs 5 through 10 of Part Two of this Letter, upon acceptance by Licensor and Licensee, shall constitute the Parties' agreements with respect to the procedures for negotiation and preparation of the Definitive Agreements.

PART ONE: NONBINDING STATEMENT OF UNDERSTANDING

1. License Subject to (1) the satisfactory results of a due diligence inspection by Licensee (as provided in paragraph 5) and the making of any agreed upon adjustments to the price reflecting the license, liabilities (both known and contingent), finances, and operations of Licensor, and (2) the ability of Licensee to secure adequate financing (as defined below) and adequately capitalize the Licensee to operate the Project, and (3) also subject to the conditions, agreements, and undertakings referred to below in this Letter, Licensee will fund the Project.

Licensee will obtain ownership of all development of technologies during the Project and obtain an exclusive license to Intellectual Property in Israeli Turbine Energy Project ("Project") for a period of ten (10) years ("Period") with an option for another ten (10) years ("Additional Period") in consideration of, and dependent upon, a capital raise sufficient for the Project ("Equity Price") subject to the provisions of this Letter. The Equity Price will be distributed as provided in the Definitive Agreement with the following terms and other terms that may be agreed to by the Parties and subject to the approval of the Party's:

(1) Licensor will license all Intellectual Property to Licensee;

(2) Except for providing services to benefit Licensee, Licensor agrees not to be involved in any way with the third Parties in turbine energy development ("Field of Use") until the earlier of Licensee discontinuing operations or the express written consent of the Licensee;

(3) Licensor will provide evidence that it has no obligation in regard to a third party collaborator, including but not limited to, (i) Storm Energy, Inc. and (ii) Soliton Holding Corporation.

2. Consulting Agreement; Non-Compete; Board Seat. On the Effective Date, Yuri Abramov will enter into a consulting agreement providing for compensation of six percent (6%) of net sales of any product which would infringe the Intellectual Property. Upon gross sales of ten million ($10,000,000) of any product which would infringe the Intellectual Property, Licensor will be vested with stock options not to exceed two percent two percent (2%) of Licensee.

3. Preparation of Definitive Agreements. The Parties will negotiate the terms and begin preparation of the Definitive Agreements that will govern the Licensee's proposed license and operation of the Project. To the extent appropriate for transactions of this type and size, the Definitive Agreements will contain customary representations, warranties, covenants, indemnities, and other agreements of the Parties.

The Definitive Agreements are expected to include, without limitation:

(1) An exclusive license agreement;

(2) an assignment agreement regarding all intellectual property developed based on the Project;

(3) a consulting agreement;

(4) a non-compete agreement, and

(5) any other agreements necessary or desirable in connection with any of the foregoing arrangements or any transaction contemplated herein.

4. Conditions Precedent to the Proposed License of Funding. The Definitive Agreements shall include customary conditions precedent generally applicable to the license contemplated by this Letter, each of which must be satisfied prior to the consummation of the transactions contemplated thereby. In general, the license, funding and the obligations of each Party under the Definitive Agreements will be subject to the satisfaction of the conditions precedent, which shall include but not be limited to:

Satisfactory Results of Due Diligence. The satisfactory completion of due diligence investigation by Licensee (as provided in paragraph 5).

Absence of Material Litigation or Adverse Change. There must be no pending or threatened material claims or litigation involving Licensor.

Delivery of Legal Opinions. Customary legal opinions must be delivered, the content of which shall be mutually agreed upon.

Successful Financing. Licensee must secure the financing necessary.

PART TWO: AGREEMENTS OF THE PARTIES REGARDING THE PROCEDURES FOR NEGOTIATION AND PREPARATION OF THE DEFINITIVE AGREEMENTS.

In consideration of the costs to be borne by each Party in pursuing the license contemplated by this Letter and in consideration of the mutual undertakings by the Parties as to the matters described in this Letter, upon execution of counterparts of this Letter by each Party, the following paragraphs 5 through 10 will constitute legally binding and enforceable agreements of the Parties

regarding the procedures for the negotiation and preparation of the Definitive Agreements.

5. Due Diligence. From the date of acceptance by the Parties of the terms of this Letter, until the negotiations are terminated as provided in paragraph 9 of this Letter, Licensor will give Licensee and Licensee's management personnel, legal counsel, accountants, and technical and financial advisors full access and opportunity to inspect, investigate, and audit the books, records, contracts, and other documents of Licensor as it relates to Licensor's Intellectual Property and all of Licensor's assets and liabilities (actual or contingent), including, without limitation, reviewing financial records, contracts, operating plans, and other business records for the purposes of evaluating issues related to the operation of the Project. Licensor further agrees to provide Licensee with such additional information as may be reasonably requested pertaining to Licensor's Intellectual Property to the extent reasonably necessary to complete the Definitive Agreements.

6. Confidentiality. By their signature below, each Party agrees to keep in strict confidence all information regarding the terms of the proposed license except to the extent Licensee must disclose information for financing. If this proposal is terminated as provided in paragraph 9, each Party upon request will promptly return to the other Party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other Party. Licensee agrees to keep all material and information provided to it, under paragraph 5 above, confidential and to promptly return the same to Licensor upon termination of this Letter. The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 5 through 10.

7. Public Disclosure. No Party will make any public disclosure or issue any press releases pertaining to the existence of this Letter or to the proposed license between the Parties without having first obtained the consent of the other Party The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 5 through 10.

8. Disclaimer of Liabilities. Except for breach of any confidentiality provisions hereof, no Party to this Letter shall have any liability to any other Party for any liabilities, losses, damages (whether special, incidental, or consequential), costs, or expenses incurred by the Party in the event the negotiations among the Parties are terminated as provided in paragraph 9. Except to the extent otherwise provided in any Definitive Agreement entered into by the Parties, each Party shall be solely responsible for its own expenses, legal fees, and consulting fees related to the negotiations described in this Letter, whether or not any of the transactions contemplated in this Letter are consummated.

9. TERMINATION. Except for the provisions set forth in paragraphs 5 through 10 of Part Two, each Party hereby reaffirms its intention that this Letter as a whole, and paragraphs 1 through 4, in particular, are not intended to constitute, and

shall not constitute, a legal and binding obligation, contract or agreement between any of the Parties, and are not intended to be relied upon by any Party as constituting such. Accordingly, the Parties agree that any Party to this Letter may unilaterally withdraw from negotiation or dealing at any time for any or no reason at the withdrawing Party's sole discretion by notifying the other Party of the withdrawal in writing. If any Party withdraws from dealing or negotiation prior to One Hundred Twenty (120) days from the Effective Date of the Letter, or fails to negotiate in good faith, or if each Party hereto has not entered into the exclusive license agreement by September 1, 2021, then any obligation to negotiate and prepare the Definitive Agreements or otherwise deal with any other Party to this Letter, and the agreements of the Parties set forth in paragraphs 5 through 10 shall immediately terminate and Licensor shall retain the deposit described in paragraph 10. It is agreed, however, that the terms of any Definitive Agreements or other Agreements entered into by the Parties controls over the right to withdraw from dealing or negotiations in this paragraph.

10. Licensee Exclusive Opportunity; Deposit: The Parties agree that none of them nor any of their affiliates will pursue, solicit, or discuss any opportunities for any Party other than Licensee to license the Intellectual Property of Licensor until this Letter is terminated by Licensee or mutually if any of the events in paragraph 9 do not occur by the dates stated and will notify Licensee in writing that they are pursuing other collaborators. In consideration for this exclusive opportunity, Licensee will pay to Licensor, collectively, a One Dollar $1.00 deposit, the receipt of which is hereby acknowledged, upon the execution by them of this Letter. The deposit is non-refundable and will not be applied to the Purchase Price at closing.

If the terms of this Letter are agreeable to you, please sign a copy of this Letter and return a signed copy via email and registered mail (commercial carrier accepted) to the undersigned at the addresses provided by no later than noon (EDT) on May 29,, 2021 followed by a mailed original signed copy. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which taken together shall constitute one and the same document. Upon acceptance of the binding provisions of this Letter (those provisions set forth in paragraphs 5 through 10) by each Party, the Parties will negotiate in good faith to prepare and enter into Definitive Agreements to govern the proposed license and sale, subject to the termination provisions set forth in paragraph 9.
Should you have any questions, please contact me at the phone number listed above.

Sincerely,

5/7/2021

Date	Date

Michael A Pollastro
Global Warming Solutions, Inc.
President

Abramov Yuri ID_31043445 Digitally signed by Abramov Yuri ID_310434451 Date: 2021.05.06 23:34:17 +03'00'

Yuri Abramov